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                 Cohen & Steers Premium Income Realty Fund, Inc.
                                757 Third Avenue
                            New York, New York 10017


                                          _____________, 2002

Cohen & Steers Capital Management, Inc.
757 Third Avenue
New York, New York 10017

Dear Sirs:

         Cohen & Steers Premium Income Realty Fund, Inc. (the "Fund") hereby accepts your offer to purchase 7,000 shares at a price of $14.325 per share for an aggregate purchase price of $100,275. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

                                         Sincerely,

                                         Cohen & Steers Premium
                                         Income Realty Fund, Inc.


                                         By:_________________________

Accepted:

Cohen & Steers Capital Management, Inc.


By:________________________________